    As filed with the Securities and Exchange Commission on August 25, 2000
                                                       Registration no. 333-____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                      _____________________________________
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
             (Exact name of registrant as specified in its charter)

          Belgium                                 7372                          Not Applicable
(State or Other Jurisdiction of       (Primary Standard Industrial             (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)           Identification Number)

                           Flanders Language Valley 50
                              B-8900 Ieper, Belgium
                               (011) 32-57-22-8888
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)
                       ___________________________________
                            John Duerden, President
                   Lernout & Hauspie Speech Products USA, Inc.
                                 52 Third Avenue
                      Burlington, Massachusetts 01803-4414
                               Tel: (781) 203-5000
                               Fax: (781) 203-5070
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                       __________________________________
                                   Copies to:
                            Lawrence M. Levy, Esquire
                         Brown, Rudnick, Freed & Gesmer
                              One Financial Center
                           Boston, Massachusetts 02111
                               Tel: (617) 856-8200
                               Fax: (617) 856-8201
                       __________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

=========================================================================================================================
                                           CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                      Amount           Proposed              Proposed
  Title of Each Class Of              To Be        Maximum Offering     Maximum Aggregate    Amount Of Registration
Securities To Be Registered         Registered     Price Per Share(1)    Offering Price(1)             Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         $250,000,000(1)      $(2)               $250,000,000(1)           $66,000 (3)
-------------------------------------------------------------------------------------------------------------------------

(1) The Registrant is registering an indeterminate number of shares of common stock to be sold from time to time at indeterminate prices. The aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement, calculated in accordance with Rule 457 of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), will not exceed $250,000,000. Such presently indeterminable number of additional shares of Common Stock are also registered hereunder as may be issued in the event of a stock split, stock dividend, merger, combination, reclassification, reorganization or similar event.
(2) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance of such securities.
(3) Calculated pursuant to Rule 457(o) under the Securities Act.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information contained in this prospectus is not complete and may be changed. A registration statement relating to the common stock offered hereby has been filed with the United States Securities and Exchange Commission. The common stock may not be sold until this registration statement is declared effective by the SEC. This prospectus is not an offer to sell the common stock and it is not seeking an offer to buy the common stock in any state where the offer or sale is not permitted.

Subject to completion; dated ____________, 2000.


                       Prospectus (Subject to Completion)


                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                                  $250,000,000

                                  Common Stock



We are offering up to a total amount of $250,000,000 in shares of our common stock pursuant to this prospectus. The offering price of the shares will be determined pursuant to our negotiations with the purchasers. This prospectus allows us to issue shares of common stock over time, which means:

     . we may issue the shares of common stock offered pursuant to this prospectus from time to time;

     . we will provide a prospectus supplement each time we issue shares of common stock pursuant to this prospectus; and

     . each prospectus supplement will contain information about the terms of the offering to which it relates, including the offering price, and may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any prospectus supplement before you invest.

Our common stock is traded on the Nasdaq National Market and on the EASDAQ market in Europe under the symbol "LHSP". On [ ], 2000, the last reported sale price of the common stock on the Nasdaq National Market was $[ ] per share.

An investment in the common stock offered under this prospectus involves a high degree of risk. See "Risk Factors" beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is _________, 2000.

                                EXPLANATORY NOTE

We prepare our consolidated financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). In this prospectus, references to "U.S. dollars" or "$" are to United States currency. References to "Belgian franc" or "BEF" are references to Belgian currency.

We have presented U.S. dollar amounts in this prospectus that are derived from the Consolidated Financial Statements at the exchange rates used in our financial statements. We have calculated the U.S. dollar amounts of the purchase price for our shares of capital stock at the exchange rate at the time the shares were issued. Except as otherwise indicated, we have calculated all other U.S. dollar amounts at the exchange rate of BEF 40 per U.S. dollar.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus under "Summary" and "Risk Factors," and in the documents incorporated by reference herein, are forward-looking made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In essence, forward-looking statements are predictions of future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware.
We urge you to consider the risks and uncertainties discussed under "Risk Factors" and in the other documents filed with the SEC that we have referred you to in evaluating our forward-looking statements.

You should understand also that we have no plans to update our forward-looking statements. Our forward-looking statements are accurate only as of the date of this prospectus, or in the case of forward-looking statements in documents incorporated by reference, as of the date of those documents.

We identify forward-looking statements with the words "plans," "expects," "anticipates," "estimates," "will," "should" and similar expressions. Examples of our forward-looking statements may include statements related to:


     .    our plans, objectives, expectations and intentions;

     . the timing of, availability, cost of development and functionality of products under development or recently introduced; and

     . the anticipated growth rate of the market for speech and language technologies in general and our products in particular.

                                     SUMMARY

This summary briefly describes our business and our proposed sale of common stock pursuant to this prospectus.

                       LERNOUT & HAUSPIE SPEECH PRODUCTS


We are a leading international developer, licensor and provider of advanced speech and language technologies, products, solutions and services. Our core technologies include automatic speech recognition, text-to-speech, digital speech compression, text-to-text translation and linguistic components. In 1999, we operated our business in three customer-focused divisions:

     .    Speech and Language Technologies and Solutions;

     .    Speech and Language Applications; and

     .    Speech and Language Consulting and Services.

Our three divisions combine products and solutions with similar sales and marketing models.

SPEECH AND LANGUAGE TECHNOLOGIES AND SOLUTIONS DIVISION. Our Technologies and Solutions Division offers technologies that allow our customers to develop products with a natural language interface for their end-users. Our technologies enable products to recognize and respond to naturally spoken speech, create speech from text and data, respond to commands with speech, and efficiently store, transmit and replay speech. Our technologies and solutions are available in numerous languages and for multiple computer chips and other processors, including processors sold by Intel, Analog Devices, Hitachi, NEC, Texas Instruments, Lucent Technologies, National Semiconductor and Thomson CST. We license our technologies and software development tools to applications developers, strategic partners, original equipment manufacturers, component manufacturers and software vendors. Some of our strategic partners are developing additional language versions for our core speech technology products. We also sell customer specific solutions to corporate customers. Our customers use our technologies in a broad range of applications in the following principal markets: computers and multimedia; telecommunications; enterprise solutions; automotive electronics; and consumer and industrial electronics.

SPEECH AND LANGUAGE APPLICATIONS DIVISION. Our Applications Division offers a wide range of end-user applications, including dictation software that enables users to dictate text and generate documents by speaking naturally without pausing between words, PC -based translation software and educational software. Our products also permit computer users to control many computer functions with spoken commands rather than using a mouse or keyboard. We also license our software kits and development tools for the development of additional applications based on our technologies and products as well as additional language versions for our applications products. We currently offer speech and language applications products for the general personal computer market and for a variety of healthcare, law enforcement and legal applications.

SPEECH AND LANGUAGE CONSULTING AND SERVICES DIVISION. Our Consulting and Services Division, recently renamed the Globalization and Internet Translation Group, offers human and machine translation services, as well as a wide range of speech and language-related consulting, localization, and technical and electronic publishing services. Our translation services range from traditional translation of general, technical and software materials to the adaptation of these materials for different markets, languages and cultures. We have access to extensive language databases and the services of hundreds of correspondent linguists and translators throughout the world. Our machine translation software translates text from one language to another and is designed to enhance the efficiency of translation services provided by our linguists. This software also enables us to provide Internet/intranet translation services. We recently introduced iTranslator, an integrated translation solution that combines both machine and human translation offered over the Internet.

On May 5, 2000, we acquired all of the outstanding capital stock of Dictaphone Corporation through a merger of Dictaphone into one of our wholly-owned subsidiaries. Dictaphone Corporation, headquartered in Stratford, Connecticut, is a leader in selected vertical markets in the development, manufacture, marketing, service and support of integrated voice and data management systems and software, including dictation, voice processing, voice response, unified messaging, records management, call center monitoring systems and communications recording. Dictaphone has two operating segments, System Products and Services and Contract Manufacturing. The System Products and Services segment consists of the sale and service of system-related products to dictation and voice management and communications recording system customers in selected vertical markets. The Contract Manufacturing segment consists of the manufacturing operations which provides outside electronics manufacturing services to original equipment manufacturers in the telecommunication, data management, computer and electronics industries.

On June 7, 2000, we acquired Dragon Systems, Inc. through its merger with and into one of our wholly-owned subsidiaries. Dragon, headquartered in Newton, Massachusetts, is a leading supplier of speech and language technology. Dragon's product offerings include continuous and discrete dictation products for consumer, business and professional markets, command and control programs, vertical market add-on vocabularies for specialized applications, such as legal and medical, customized telephony solutions, and developers' tools.

We were incorporated in Belgium in December 1987. Our principal executive offices are located in the Flanders Region of Belgium at Flanders Language Valley 50, B-8900 Ieper, Belgium. Our telephone number is (011) 32-57-22-8888. The offices of our United States subsidiary, Lernout & Hauspie Speech Products USA, Inc., are located at 52 Third Avenue, Burlington, Massachusetts 01803-4414 and the telephone number is (781) 203-5000.

                                  THE OFFERING

Common Stock offered pursuant to this prospectus.............   7,547,170 shares (1)

Common Stock outstanding after the offering..................   150,139,071 shares (2)

Nasdaq National Market and EASDAQ
 market symbol...............................................   LHSP

Use of Proceeds..............................................   For repayment of debt and working capital.

-----------------------
(1)  Based on an assumed offering price of $33.125 per share.
(2)  Based on shares outstanding as of June 30, 2000.  Excludes:  (i)
     13,778,283 shares of common stock issuable upon exercise of outstanding warrants granted pursuant to our stock option plans at exercise prices ranging from $1.258 to $59.058 per share; (ii) 160,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.91 per share; (iii) 656,700 shares of common stock issuable upon conversion of $3,366,000 in principal amount of our 8% convertible subordinated notes due 2001 at the conversion price of $5.125625 per share;
     (iv) 4,349,034 shares of common stock issuable upon conversion of $123,621,300 in principal amount of our 4.75% preferred income equity redeemable trust securities at the conversion price of $28.425 per share; and (v) 1,791,864 shares of common stock issuable upon conversion of 895,932 shares of automatically convertible stock, assuming a conversion price of $33.484684 per automatically convertible share.

                                  RISK FACTORS

                          Risks Related to our Business

OUR BUSINESS COULD BE HARMED IF WE DO NOT SUCCESSFULLY MANAGE THE INTEGRATION OF BUSINESSES THAT WE ACQUIRE.

As part of our business strategy, we have in the past and expect to continue to acquire other businesses and technologies. Acquisitions involve a number of risks, including:

     . the difficulty of integrating the operations and personnel of the acquired businesses;

     . the potential disruption of our ongoing business and distraction of management;

     . the difficulty in incorporating acquired technology and rights into our products and technology;

     . unanticipated expenses and delays relating to completing acquired development projects and technology integration;

     .    the management of geographically remote units;

     . the maintenance of uniform standards, controls, procedures and policies;

     . the impairment of relationships with employees and customers as a result of any integration of new management personnel;

     . risks of entering markets or types of businesses in which we have either limited or no direct experience;

     .    the potential loss of key employees of the acquired companies; and

     . potential unknown liabilities or other difficulties associated with acquired businesses.

We have recently acquired Dictaphone and Dragon; these significant acquisitions will require substantial integration and management efforts. As a result of these and other risks, we may not realize anticipated benefits from the acquisitions. Failure to achieve these benefits could materially harm our business.

OUR OPERATING RESULTS MAY BE HARMED BY THE MANNER IN WHICH WE ARE REQUIRED TO ACCOUNT FOR OUR ACQUISITIONS.

We are currently required to account for acquisitions under the purchase method. This approach has resulted and may continue to result in a significant amount of goodwill and other intangible assets which create substantial ongoing amortization charges to our income over the useful lives of the assets acquired. Moreover, the inability to achieve expected results during the anticipated useful life of acquired goodwill could result in unanticipated charges to income and significant losses. For example, in 1998 we wrote off all of the goodwill acquired from Berkeley Speech Technologies, Inc. as a result of our inability to complete Berkeley's product line. As of December 31, 1999, we had approximately $411 million of goodwill, as a result of our acquisitions.

OUR BUSINESS COULD BE HARMED BY ACQUISITIONS WE COMPLETE IN THE FUTURE.

We may not be able to identify and acquire suitable acquisition candidates on reasonable terms, if at all. Acquisitions may involve expending significant funds, incurring additional debt or the issuance of additional securities, which may materially harm our business and dilute our stockholders. If we expend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic down-turns and competitive pressures.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWING NUMBER OF EMPLOYEES, OUR NEW DIVISIONS AND OUR PLANNED NEW ENTITIES.

We have experienced a period of rapid growth. From December 31, 1997 through December 31, 1999, the total number of our employees grew from approximately 1,100 to almost 1,900, and, following our recent acquisitions of Dictaphone, Dragon and companies in the transcription business, the total number of our employees now exceeds 5,000. In addition, since September 1996, through acquisitions and internal growth, we added three new divisions (dictation technologies, translation services and language technologies) to our core speech technologies division. In January 1999, we reorganized these divisions into our present three division corporate structure. During 1999, we announced plans to create separate entities for several of our key business areas: Globalization and Internet Translation and Healthcare Applications & Solutions, as well as Enterprise and Telephony Solutions and Automotive Solutions. We also continue to review our business structure. Our changing business will require considerable investment of our management resources. Our failure to manage our growing and changing business effectively could result in an interruption or loss of momentum that could materially harm our business. To help manage our changing business, we intend to strengthen:

     .    management;

     .    financial and operational controls; and

     .    operational, financial and management information systems.

Any delay or failure to successfully implement these improvements could materially harm our business.

WE MAY NOT BE ABLE TO SUSTAIN OUR RECENT PROFITABILITY.

Although we have been able to achieve profitability for fiscal year 1999, we have had a history of substantial losses and may not be able to sustain our recent profitability. In 1997 and 1998, write-offs of in-process research and development associated with acquisitions completed in those periods adversely impacted our net income. Through December 31, 1999, we had accumulated net losses of approximately $107.9 million, including net losses of approximately $13.3 million in 1997, $52.7 million in 1998 and a net income of $41.7 million in 1999. Expenses during these periods included write-offs of acquired in-process research and development of approximately $33.8 million in 1997, and $79.4 million in 1998. We intend to continue to acquire businesses, products and technologies. Future acquisitions may result in additional significant acquired in-process research and development write-offs, significant amortization of goodwill and other charges related to acquisitions. Future operating results could also be materially harmed by many other factors, both known and unknown, including those risk factors described below.

WE DEPEND UPON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND KEY RESEARCH AND DEVELOPMENT PERSONNEL WITH EXPERTISE IN SPEECH AND LANGUAGE TECHNOLOGIES AND WITH MULTILINGUAL SKILLS.

The loss of any of our executive officers or key research and development personnel could have a material adverse effect on our business and prospects. Our success will also depend upon our ability to attract and retain other qualified managerial and technical personnel. Competition for personnel, particularly software engineers, speech scientists and linguists, is intense.
We may not be able to attract and retain personnel necessary for the development of our business. We do not have any key man life insurance for any of our officers or other key personnel.

THE SPEECH AND LANGUAGE TECHNOLOGIES INDUSTRY IS RELATIVELY NEW, AND A MARKET FOR OUR PRODUCTS MAY NEVER FULLY DEVELOP.

Because the speech and language technologies industry is relatively new and rapidly evolving, it is difficult to accurately predict demand and market acceptance for our recently introduced products and products under development. Increased acceptance of our products and technologies will depend upon:


     .    the development of our targeted markets;

     . the performance and price of our products, our customers' and their competitors' products;

     .    customer service; and

     .    customer reaction to those products.

The development of the speech and language technologies markets also will depend upon:

     . the growth of third party applications incorporating our products and technologies;

     .    the demand for new applications;

     . the ability of our products and technologies to meet and adapt to these needs; and

     . continuing price and performance improvements in hardware technology that we expect to reduce the cost and increase the performance of products incorporating our products and technologies.

These markets may not develop further and our products may not achieve market acceptance.

WE MUST ADAPT TO RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS TO REMAIN COMPETITIVE.

The market for our products has been characterized by:

     .    rapid technological change;

     .    frequent product introductions; and

     .    evolving customer requirements.

We believe that these trends will continue into the foreseeable future. Our success will depend, in part, upon our ability to:

     .    enhance our existing products;

     . develop successfully new products that meet increasing customer requirements; and

     .    gain market acceptance.

To achieve these goals, we will need to continue to make substantial investments in product development and marketing. We may not:

     .    have sufficient resources to make these investments;

     . be successful in developing product enhancements or new products on a timely basis, if at all; or

     . be able to market successfully these enhancements and new products once developed.

Further, our products may be rendered obsolete or uncompetitive by new industry standards or changing technology.

TO SUCCEED WE MUST DEVELOP AND INTEGRATE NEW PRODUCTS AND ENHANCE THE PERFORMANCE OF EXISTING PRODUCTS ON A TIMELY BASIS AND WITHIN BUDGET.

Developing and applying our technology has required, and will continue to require, substantial technical innovations. Once we have developed, acquired or licensed a technology, we must adapt that technology to meet the specific requirements of the application in which it is to be integrated. The adaptation process can be time-consuming and costly to both us and our customers. The quality and resulting market acceptance of the end product may depend, to a substantial extent, upon the success of this adaptation. We may not be successful in developing new products, integrating new technologies, or enhancing the performance of our existing products on a timely basis or within budget, if at all.

OUR BUSINESS COULD BE HARMED IF OUR PRODUCTS CONTAIN UNDETECTED ERRORS OR DEFECTS OR DO NOT MEET CUSTOMER SPECIFICATIONS.

We are continuously developing new products and technologies and improving our existing products and technologies. Newly introduced products and technologies can contain undetected errors or defects. In addition, these products or technologies may not meet their performance specifications under all conditions or for all applications. If, despite our internal testing and testing by our customers, any of our products or technologies contain errors or defects or any of our products or technologies fail to meet customer specifications, then we may be required to enhance or improve those products or technologies. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot guarantee that the coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. Despite the existence of the insurance, any significant reliability problems could result in adverse customer reaction and negative publicity and could materially harm our business.

WE FACE SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS OR SERVICES.

We may not be able to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Many of these competitors and potential competitors have substantially greater resources than we do. Competitors in the speech and language technologies markets include:

     .    Apple Computer, Inc.;

     .    Bowne International, Inc.;

     .    IBM;

     .    Lucent Technologies;

     .    Microsoft Corporation;

     .    Motorola;

     .    NEC Corp.;

     .    Nuance;

     .    Philips Electronics N.V.;

     .    SpeechWorks International, Inc.;

     .    Systran Corp.; and

     .    Texas Instruments Incorporated.

IBM and Philips have introduced dictation products which compete directly with our dictation products. We also compete with other smaller companies which have developed advanced speech and language technology products. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

The translation services market is also highly competitive. Although none of the current participants in this market has a significant market share, we have numerous competitors with significant resources (such as Bowne International).

OUR QUARTERLY TECHNOLOGIES REVENUE MAY FLUCTUATE SIGNIFICANTLY BECAUSE A SIGNIFICANT PORTION OF THESE REVENUES HAS BEEN ATTRIBUTABLE TO UP-FRONT PAYMENTS.

A significant portion of our technologies revenue have been attributable to up-front revenue, including up-front license fees from strategic partners for the licensing of development tools for the development of additional language versions and language translation pairs for our products. We recognized this revenue upon execution of license agreements or upon acceptance by our customers of our technology under these agreements. This revenue may significantly fluctuate each quarter. These potential fluctuations will depend upon the number, size and nature of license agreements into which we enter. We expect that ongoing license revenue from sales of products incorporating our technology, as well as sales of our own products, will also fluctuate each quarter. The fluctuations will be based on a number of factors, including:

     . the size and timing of individual license transactions by our customers;

     . the potential for delay or deferral of customer implementation of our technology;

     . the timing of our introduction of new products or product enhancements;

     . the timing of our competitors' introduction of new products or product enhancements;

     .    seasonality of technology purchases; and

     .    other general economic conditions.

OUR REVENUES FROM OUR CONSUMER PRODUCTS FOR THE PERSONAL COMPUTER MARKET MAY BE SEASONAL WITH LOWER REVENUES IN OUR FIRST TWO QUARTERS AND HIGHER REVENUES IN THE FOURTH QUARTER, AND MAY FURTHER FLUCTUATE SIGNIFICANTLY BASED UPON THE TIMING OF NEW PRODUCT INTRODUCTIONS.

We recently introduced consumer products for the personal computer market, including continuous dictation products. Our revenues from sales in this market may be seasonal with higher revenues in the fourth quarter. Our revenues from these products can also vary significantly depending upon the timing of new product introductions.

OUR REVENUES FROM THE CONSULTING AND SERVICES DIVISION MAY BE SEASONAL WITH HIGHER REVENUES IN THE THIRD AND FOURTH QUARTERS.

Our consulting and services division derives significant revenue from the computer, consumer, telephony and automotive industries. These revenues, which tend to track the product release cycles of these industries, are somewhat seasonal, with comparatively higher revenues in the third and fourth quarters.

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED IF REVENUES FALL BELOW EXPECTATIONS.

A high percentage of our operating expenses is relatively fixed. We likely will not be able to reduce spending to compensate for adverse fluctuations in revenues. Accordingly, shortfalls in revenues are likely to materially adversely affect our operating results.

OUR BUSINESS MAY BE HARMED BY CHANGES IN THE RELATIVE LEVEL OF REVENUES AMONG OUR LINES OF BUSINESS WHICH HAVE SIGNIFICANTLY DIFFERENT PROFIT MARGINS.

Changes in the relative level of revenues among our lines of business could materially adversely affect our gross profit margins and other results of operations. Our lines of business have different profit margins. For the year ended December 31, 1999, gross profit margins in our three divisions were as follows:

           Division                          Gross Profit Margin
           --------                          -------------------

     Technologies and Solutions                     85.8%
     Applications                                   83.2%
     Consulting and Services                        39.4%

The growth of translation services revenues in relation to our other businesses would result in a reduction in our overall gross profit margins.


OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO DIFFICULTIES IN COORDINATING OUR INTERNATIONAL ACTIVITIES AND DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS, AS WELL AS TO RISKS OF INTERNATIONAL POLITICAL AND ECONOMIC CONDITIONS.

  Our worldwide business may be materially adversely affected by:

     . difficulties in staffing and managing operations in multiple locations in many countries;

     .    greater difficulties in trade accounts receivable collection;

     .    possibly adverse tax consequences;

     .    governmental currency controls;

     .    changes in various regulatory requirements;

     .    political and economic changes and disruptions;

     .    export/import controls; and

     .    tariff regulations.

  In addition, a significant portion of our executive offices and our research and development operations are located in Belgium. Therefore, our operations and the market price of the common stock may also be affected by economic conditions in Belgium. Likewise, we have recently substantially increased our revenues in Korea and elsewhere in the Far East. Our ability to continue to generate significant revenues in Korea and the Far East may be affected by economic conditions or political instability in Korea or other countries in the Far East, as well as other external business risks.

FLUCTUATIONS IN THE EXCHANGE RATES, IN RELATION TO THE U.S. DOLLAR, OF OUR FUNCTIONAL CURRENCY, THE BELGIAN FRANC, THE EURO AND THE OTHER FOREIGN CURRENCIES IN WHICH WE CONDUCT OUR BUSINESS MAY HARM OUR OPERATING RESULTS.

We generate sales primarily in U.S. dollars and incur expenses in a number of currencies; principally in the U.S. dollar, the Belgian franc, the Euro and other currencies. Fluctuations in the value of the Belgian franc, U.S. dollar and foreign currencies have caused, and are likely to continue to cause, amounts translated into U.S. dollars to fluctuate in comparison with previous periods. In particular, an increase in the value of the Belgian franc in relation to the U.S. dollar would likely increase our expenses relative to U.S. dollar sales and could materially harm our business. Because our functional currency for our Belgian operations is the Belgian franc, we recognize unrealized foreign exchange gains with respect to our assets denominated in U.S. dollars when the value of the U.S. dollar increases in relation to the Belgian franc.
Conversely, we recognize unrealized foreign exchange losses when the relative value of the U.S. dollar decreases.


Since 1996, we have not entered into any exchange rate hedging transactions. We may, however, enter into hedging contracts in the future. Our decision not to enter into hedging transactions has been primarily attributable to:

     . our perception of the strength of the U.S. dollar compared to the Belgian franc; and

     . our receipt of substantial sums of Belgian francs from capital transactions, principally the exercise of warrants.

We cannot guarantee that the U.S. dollar will continue to be stronger than the Belgian franc or that we will continue to receive revenues denominated in Belgian francs or raise capital in Belgian francs. Exchange rate fluctuations, whether or not we enter into hedge transactions, may materially harm our business.

WE RELY ON OUR CUSTOMERS, SOME OF WHOM ARE OUR COMPETITORS, TO DEVELOP APPLICATIONS FOR OUR PRODUCTS, MARKET PRODUCTS INCORPORATING OUR TECHNOLOGY AND GENERATE LICENSE REVENUES FOR US.

Many of our core speech products are licensed primarily to applications developers, original equipment manufacturers, component manufacturers and software vendors which incorporate our technology into applications developed by them and sold to end-users. The success of these licensed products depends to a substantial degree on the efforts of others in developing and marketing products incorporating our technology. Our customers often require several months to integrate our technologies into their products. Although we have entered into numerous license agreements with customers, to date we have received significant recurring license revenues from only a limited number of customers. Products incorporating our technology will not necessarily be successfully implemented or marketed by our customers.

Our customers, such as Microsoft, have also developed or acquired products or technologies that compete with our technology. These customers may give higher priority to the sale of these competitive products or technologies. Few of our customers have any exclusive purchase obligations under their license agreements with us.

CHANGES IN OUR RELATIONSHIP WITH MICROSOFT, ONE OF OUR LARGEST CUSTOMERS AND A STRATEGIC PARTNER, COULD HARM OUR BUSINESS.

An adverse change in our relationship with Microsoft could have a material adverse effect on our business. On September 11, 1997, we announced a strategic alliance with Microsoft to accelerate development of speech products in multiple languages running on Microsoft Windows platforms. As part of this strategic alliance, Microsoft holds 7,295,124 shares of our common stock which represented approximately 5.12% of our outstanding common stock as of June 30, 2000. Microsoft has also exercised its registration rights with respect to the shares of common stock purchased under the Microsoft purchase agreement and issuable under the warrants. Microsoft's representative, Bernard Vergnes, was elected to our Board of Directors in May 1998 pursuant to Microsoft's right under the purchase agreement to cause one Microsoft nominee to be elected to the Board of Directors. In addition, we entered into a license agreement with Microsoft under which we granted Microsoft exclusive licenses of patent rights, in defined areas, and received a non-exclusive cross license of Microsoft patent rights. Microsoft has the right to terminate the license if L&H Holding N.V. transfers its control over L&H to a third party as a result of L&H Holding's transfer of our common stock.

The relationship with Microsoft may preclude or limit our ability to enter into similar license arrangements or relationships with others. Sales to Microsoft accounted for 12% of our total revenues in 1998 and 9% of our total revenues in 1999. Microsoft has also entered into nonexclusive license agreements with us
for many of our core speech technologies.   A reduction of revenues from
Microsoft could have a material adverse effect upon our business and prospects.

WE MAY BE OVERLY DEPENDENT ON OUR STRATEGIC PARTNERS, AND THE MANNER IN WHICH WE HAVE STRUCTURED THESE PARTNERSHIPS, INCLUDING OUR EXCLUSIVE LICENSING OF TECHNOLOGY, COULD HARM OUR BUSINESS.

We are dependent on our strategic partners in connection with our research and development efforts. Our agreements with our strategic partners may include an exclusive license of our technology for the development of specified technologies or products. For example, we are relying primarily on strategic partners for the development of our technologies in new languages, including Thai, Thamil, Hindi, Vietnamese, Urdu, Malay, Taiwanese, Arabic, Armenian, Russian, Ukrainian, Polish, Czech, Greek, Bahassa, Turkish, and various Scandinavian languages. Similarly we are relying primarily on strategic partners to develop machine translation language pairs outside our core language groups. Pursuant to the agreements relating to these ventures, we have exclusively licensed our technology to our strategic partners. Our strategic partners also have exclusive rights to develop, market and distribute products incorporating the developed technology for specified languages. Further, subject to our underlying rights and our rights in jointly developed technology or products, our strategic partners will own the technology and products developed pursuant to these agreements.

We have also entered into a non-exclusive license and development agreement with Sail Labs to support the long-term development of advanced speech and language technologies and products based on our technologies.

We generally have limited or no control over the operations of our strategic ventures, including with respect to the amount and timing of resources that our strategic partners devote to these ventures. As a result, our strategic partners may not perform their obligations as expected. In addition, in the event that our strategic relationships are terminated, we may not be able to continue to maintain or develop strategic relationships or to replace strategic partners. Further, some of our partners are newly formed companies and do not have any history of operations or development or commercialization of speech or language technologies or products. Therefore, we cannot assure that our strategic partnerships will be successful. If our strategic partnerships are terminated or otherwise fail to meet our expectations, we may not be able to sustain or grow our business as expected which may materially harm our business.

In addition, in cases where we have exclusively licensed rights or technology, we may be precluded from developing products and technology internally. We may also be precluded from owning or controlling developments to and new products based on our technology, which may materially harm our business. Further, our strategic partners may become competitors, which may lead to conflicts of interest. We cannot assure you that we will be able to compete successfully, if at all, with our strategic partners or that any conflicts with our strategic partners will be resolved in our favor, which may also materially harm our business.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY.

We rely primarily on a combination of copyright and trademark laws, trade secrets, patents, confidentiality procedures and contractual provisions to protect our proprietary rights. Existing copyright laws afford only limited protection. We have obtained patents and will continue to make efforts to obtain patents, when available, in connection with our technologies. We seek to protect our software and other written materials under trade secret and copyright laws, which afford only limited protection.

Our pending patent applications or any future applications may not be approved. Any patents may not provide us with competitive advantages and may be challenged by third parties. Others may have filed, and in the future may file, patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or similar authorities in other countries. These proceedings could result in substantial cost to us. Such patent applications may have priority over our filed patent applications.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. We have a significant international presence and the laws of some foreign countries, including the laws of Belgium, may not protect our proprietary rights to the extent of the laws of the United States. Our means of protecting our proprietary rights may not be adequate.

OUR OPERATIONS OR PRODUCTS COULD INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Others may assert that our technology and products infringe their patents or other intellectual property rights. Any such assertion, if resolved adversely to us, may require us to enter into royalty or licensing arrangements and may materially harm our business.

OUR OBLIGATIONS UNDER OUR PREFERRED INCOME EQUITY REDEEMABLE SECURITIES AND OUR DEBT FACILITIES COULD PREVENT US FROM OBTAINING ADDITIONAL FINANCING AND HARM OUR LIQUIDITY.

In June 1998, we completed the sale of $156 million of 4.75% preferred income equity redeemable trust securities. In connection with the sale of these securities, we incurred both distribution obligations and $156 million in redemption obligations; approximately $123.6 million in principal amount of these securities were still outstanding as of June 30, 2000.

In May 2000 we entered into various financing arrangements in connection with the acquisition of Dictaphone, including a $200 million short-term facility due March 31, 2001 and a five year declining balance facility of $230 million. An aggregate of $285 million is currently outstanding under these facilities.

These outstanding securities and our outstanding indebtedness could adversely affect our ability to obtain additional financing for acquisitions, working capital or other purposes. They could also make us more vulnerable to economic downturns and competitive pressures. Our obligations under these securities and debt facilities could also adversely affect our liquidity. In the event of a cash shortfall, we could be forced to reduce other expenditures to be able to meet our requirements with respect to these securities and our debt facilities. Our ability to meet these obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Many of these factors are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to meet our obligations under these securities and to service our debt, we may be required to refinance all or a portion of these obligations or obtain additional financing.

OUR OPERATING RESULTS COULD BE HARMED BY OUR HIGH BALANCES OF ACCOUNTS RECEIVABLE, SOME OF WHICH WE MAY NOT BE ABLE TO COLLECT.

We have historically had high balances of accounts receivable. These balances are high because a significant portion of our revenues had been attributable to nonrefundable, up-front license fees that generally have payment terms of up to 90 days. As of December 31, 1999, we had accounts receivable of $104 million, net of an allowance for doubtful accounts of $9.3 million. We maintain credit procedures to evaluate the creditworthiness of prospective customers and employ personnel specifically for the purpose of monitoring and collecting accounts receivable. Despite adherence to these procedures, we may not be able to collect these receivables when they become payable and may further reduce the length of deferral of payment of up-front fees.

AN UNFAVORABLE OUTCOME OR PROLONGED LITIGATION IN CLASS ACTION LAWSUITS FILED AGAINST US COULD HARM OUR BUSINESS.

In August 2000, several law firms announced that they have named us in class action lawsuits which allege that we misrepresented our financial condition by inflating our reported revenues. The announcements contend that our actions violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under that Act. The announcements state that the lawsuits are being filed on behalf of all purchasers of our Common Stock during varying periods ranging from as early as December 31, 1999 through August 7, 2000. We believe that the claims are groundless and we intend to vigorously defend ourselves. Nevertheless, class action litigation can be extremely expensive and time consuming. Furthermore, we cannot make any guarantees regarding the outcome of these actions. An unfavorable outcome or prolonged litigation in this lawsuit could materially harm our business.

BECAUSE OUR FOUNDING STOCKHOLDERS HAVE RIGHTS TO CONTROL LERNOUT & HAUSPIE, DECISIONS MAY BE MADE BY THEM THAT ARE DETRIMENTAL TO YOUR INTERESTS.

As of June 30, 2000, Messrs. Jo Lernout and Pol Hauspie, the founders, Co-Chairmen and Managing Directors of Lernout & Hauspie, controlled 43,667,208 shares of common stock (including outstanding rights to acquire common stock) through various controlled entities (including (i) 9,064,329 shares of our common stock which were issued as consideration for the Dictaphone merger because the Stonington Fund has assigned certain voting rights to all the shares it acquired in the merger for so long as it holds the shares by agreeing to hold the shares through an entity controlled by Messrs. Lernout and Hauspie, (ii) 9,807,489 shares of our common stock which were issued to the principal stockholders of Dragon as consideration for the Dragon merger because these stockholders have assigned certain voting rights to all the shares they acquired in the merger for so long as they hold the shares by agreeing to hold the shares through entities controlled by Messrs. Lernout and Hauspie, and (iii) the securities acquired by Intel Atlantic which are exchangeable at any time into shares of our Automatically Convertible Stock held by a trust on behalf of Intel, as to which the voting rights, which are equivalent to the voting rights of 1,791,864 shares of our common stock, are controlled by Messrs. Lernout & Hauspie). As of that date, these shares represented approximately 30.11% of our outstanding shares of common stock.

Members of the L&H Holding Control Group have entered into forward sale contracts with unaffiliated investment funds that require the members to transfer, on August 31, 2001, or an earlier date on the occurrence of a default, shares of common stock based upon the fair market value of the shares on the date of transfer. Under our restated articles of incorporation for so long as the L&H Holding Control Group owns at least 10% of our common stock, L&H Holding N.V., an entity controlled by Messrs. Lernout and Hauspie, has the right to nominate for election nine of our 17 directors. Accordingly, L&H Holding N.V. is able to control our Board of Directors and the direction of our affairs. In addition, by reason of L&H Holding Control Group's stock ownership, Messrs. Lernout and Hauspie are able to exert substantial influence over other actions requiring stockholders' approval, including amendments to our restated articles of incorporation, mergers, sales of assets or other business acquisitions or dispositions. The L&H Holding Control Group agreed not to approve, propose or vote with respect to any capital increase of Lernout & Hauspie by way of a rights offering to existing Lernout & Hauspie stockholders on a preemptive basis or any resolution to pay a cash dividend on common stock, without the consent of the purchasers in the forward sales.

The interest of Messrs. Lernout and Hauspie in ensuring that the L&H Holding Control Group maintains a 10% equity interest could cause Messrs. Lernout and Hauspie to cause us to take actions that may not be in your best interests, such as declining opportunities to acquire businesses or raise funds through issuances of our equity.

OUR INTERESTS MAY BE IN CONFLICT WITH THE INTERESTS OF A NUMBER OF ENTITIES IN WHICH OUR DIRECTORS ARE INVOLVED; THESE CONFLICTS COULD HARM OUR BUSINESS.

In 1995, the Government of Flanders, together with Lernout & Hauspie and others, created the Flanders Language Valley V.Z.W., a not-for-profit entity, designed to foster the establishment and growth of enterprises near our headquarters in Flanders that seek to develop and commercialize products based upon advanced speech and language technology. Messrs. Lernout and Hauspie have been active promoters of the foundation but do not have any beneficial interest in the assets of the foundation. At the time of the formation of the foundation, a group of private investors formed the FLV Fund, a for-profit limited partnership, to invest in high technology based companies that specialize in speech- and language-based products. In connection with its investment in Lernout & Hauspie, Microsoft has invested approximately $3.0 million in the FLV Fund. The FLV Fund is now publicly traded on EASDAQ.

Lessius Management Consulting, N.V., Gewestelijke Investeringsmaatschappij Vlaanderen N.V. ("GIMV") and S.A.I.L Trust V.Z.W. each hold a one-third interest in the Flanders Language Valley Fund Management N.V., the manager of the FLV Fund (the "FLV Fund Manager"). Lessius Management Consulting, N.V. is a subsidiary of a Belgian-based investment bank, Lessius N.V. GIMV is one of our stockholders and has rights under our restated articles of incorporation to nominate one of our directors. S.A.I.L Trust V.Z.W. is a not-for-profit foundation formed in May 1998 by Messrs. Lernout and Hauspie and Mr. Fernand Cloet, one of our directors. The purpose of this foundation is to further support the economic development and to assist in the financing of the infrastructure and the enhancement of the educational system of the Flanders Language Valley region. Messrs. Lernout and Hauspie have advised us that they do not have a beneficial interest in the assets of this foundation. Messrs. Lernout and Hauspie have used a portion of the purchase price received on their forward sales of common stock by the L&H Holding Control Group to provide initial funding for this foundation and may provide additional funding to the foundation in the future. In April 1999, we provided a short-term bridge loan of approximately $1.6 million to an affiliate of the foundation to support ongoing development and construction projects in the Flanders region of Belgium so as to avoid possible delays in the construction schedules; this loan was repaid in full in December 1999.

Messrs. Cloet, one of our current directors, and Philip Vermeulen, one of our former directors, currently serve as two of the nine directors of the FLV Fund Manager. Mr. Vermeulen also serves as an officer of the FLV Fund Manager. Messrs. Lernout and Hauspie served as directors of the FLV Fund Manager from its inception until their resignation on May 30, 1997. Pursuant to contractual rights obtained in May 1998 to nominate five members for election to the Board of Directors of the FLV Fund Manager, the S.AI.L Trust nominated two of the 10 members of the Board of Directors of the FLV Fund Manager, including its current chairman and Mr. Vermeulen. The stockholders of the FLV Fund Manager may increase the number of directors serving on the FLV Fund

Manager's board from 10 to 15. Messrs. Lernout and Hauspie have indicated that although they do not plan to rejoin the Board of Directors of the FLV Fund Manager, they intend to spend a portion of their time on the activities of the FLV Fund.

In October 1998, Messrs. Lernout and Hauspie formed L&H Investment Company N.V. Messrs. Lernout and Hauspie beneficially own a controlling interest in and are co-chairmen of L&H Investment Company. Another one of our directors, Mr. Francis Vanderhoydonck, also serves as President and Managing Director of L&H Investment Company. The principal purpose of L&H Investment Company is to invest in high technology based companies that specialize in speech- and language-based products. We do not have any interest as a stockholder, director or otherwise in L&H Investment Company.

We have contractual rights with companies in which the FLV Fund and L&H Investment Company have invested. In addition, the companies in which either the FLV Fund or L&H Investment Company may invest in the future are likely to have contractual relations with us or may be our competitors. As a result of the conflicts of interest that may arise as a result of these overlapping relationships, including for example, the influence Messrs. Lernout, Hauspie and Cloet have over the Boards of Directors of these entities, our directors may make decisions on behalf of us involving the FLV Fund, L&H Investment Company or companies supported by them that are not in the best interest of us or our stockholders. Companies funded in part by the FLV Fund and L&H Investment Company accounted for approximately 3.7% of our revenues in 1998 and 0.3% of our revenues in 1999.

The coordinated laws of commercial companies of Belgium do not permit Messrs. Lernout, Hauspie and Cloet or any other member of Lernout & Hauspie or the FLV Management N.V.'s Board of Directors to participate in deliberations and decision making with respect to matters in which these individuals have a direct or indirect conflict of interest with Lernout & Hauspie or FLV Management N.V.

         RISKS RELATED TO OUR COMMON STOCK AND OUR BELGIAN INCORPORATION

PROVISIONS OF OUR CHARTER AND CONTRACTS AND OF BELGIAN LAW MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE THAT INVESTORS WOULD BE WILLING TO PAY FOR OUR COMMON STOCK.

Laws and documents contain provisions that may discourage bids for Lernout & Hauspie. These include:

     .    our restated articles of incorporation;

     .    Belgian company law;

     .    other provisions of Belgian law; and

     . our contractual arrangements which contain rights adverse to us if there is a change of control.

These laws and arrangements could discourage advantageous offers for our business or common stock and limit the price that investors might be willing to pay in the future for shares of the common stock. Our restated articles of incorporation contain provisions permitting specified entities to nominate members of the maximum 17 member Board of Directors of Lernout & Hauspie as follows:

 .      L&H Holding N.V............................  9 Members

 .      GIMV.......................................  1 Member

 .      Microsoft..................................  1 Member

Microsoft may terminate our rights under our license agreement with it upon a change in control of Lernout & Hauspie. Our Board of Directors is permitted to issue preferred stock upon terms it deems appropriate without the prior approval of the holders of the common stock. Our ability to issue preferred stock in such a manner could enable our Board of Directors to prevent changes in our management or control. Belgian company law and other Belgian laws provide that takeover bids must be made for all outstanding voting securities of Lernout & Hauspie and are subject to the supervision and approval of the Commission for Banking and Finance in Belgium. In some instances, takeover bids must be approved by the competent Belgian and European antitrust authorities.

OUR INCORPORATION IN BELGIUM CAUSES US TO BE GOVERNED BY BELGIAN LAW WHICH PROVIDES FOR DIFFERENT AND IN SOME CASES MORE LIMITED STOCKHOLDER RIGHTS THAN THE LAWS OF JURISDICTIONS IN THE UNITED STATES.

We are a Belgian corporation and our corporate affairs are governed by our restated articles of incorporation and Belgian company law. Although provisions of Belgian company law resemble various provisions of the corporation laws of a number of states of the United States, principles of law relating to such matters as:

     .    the validity of corporate procedures;

     .    the fiduciary duties of management; and

     .    the rights of our stockholders

may differ from those that would apply if we were incorporated in a jurisdiction within the United States. For example, there is no statutory right of appraisal under Belgian law with respect to mergers, and the right for stockholders of a Belgian corporation to sue derivatively, on the corporation's behalf, is limited.

In addition, a provision of Belgian company law which recently became applicable to us restricts our ability to sell shares of our stock for a cash purchase price which is lower than the average price of our stock for the thirty days prior to issuance of the new shares unless we also offer to sell shares at such price to our existing stockholders. This restriction could inhibit our ability to raise capital in the future.

YOU MAY BE UNABLE TO SERVE LEGAL PROCESS OR ENFORCE JUDGMENTS AGAINST US AND OUR DIRECTORS AND OFFICERS.

We are a Belgian corporation and a substantial portion of our assets are located in Belgium. Most of our officers and directors and our independent auditors are not residents of the United States. Furthermore, all or a substantial portion of the assets of these persons are located outside the United States. As a result, you may not be able to effect service of process within the United States upon these persons or to enforce any judgments of United States courts upon these people or us predicated upon the civil liability provisions of the securities or other laws of the United States. We have been advised by our Belgian legal counsel, Loeff Claeys Verbeke, that civil liabilities under the securities and other laws of the United States may not be enforceable in original actions instituted in Belgium, or in actions instituted in Belgium to enforce judgments of United States courts. Actions for enforcement of judgments of United States courts might be successful only if the Belgian court confirms the substantive correctness of the judgment of the United States court, and is satisfied:

     . that the judgment is not contrary to the principles of public policy in Belgium or rules of Belgian public law;

     .    that the judgment did not violate the rights of the defendant;

     . that the judgment is not subject to further appeal under United States law;

     . that the United States court did not accept its jurisdiction solely on the basis of the nationality of the plaintiff; and

     .    as to the authenticity of the text of the judgment submitted to it.

THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT YOUR INVESTMENT IN OUR STOCK.

The market price of the common stock has been, and may continue to be, highly volatile. We believe that a variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including:

     .    announcements of developments related to our business;

     . quarterly fluctuations in our actual or anticipated operating results and order levels;

     .    general conditions in the worldwide economy;

     .    announcements of technological innovations;

     .    new products or product enhancements by us or our competitors;

     . developments in patents or other intellectual property rights and litigation; and

     .    developments in our relationships with our customers and suppliers.

In addition, in recent years the stock market in general and the markets for shares of small capitalization and "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of the common stock and the market price of the common stock may decline.

                      WHERE YOU CAN FIND MORE INFORMATION


We file annual, quarterly and special reports, proxy statements and other information with the SEC. Until our acquisition of Dictaphone on May 5, 2000, we were a foreign private issuer required to file annual reports on Form 20-F and interim reports on Form 6-K with respect to our financial results and certain other matters. On June 30, 2000 we filed an annual report on Form 20-F for our fiscal year ended December 31, 1999. On June 30, 2000 we also voluntarily filed:

     . quarterly reports for the fiscal quarters ended June 30, 1999, September 30, 1999 and March 31, 2000; and

     . our annual report on Form 10-K for our fiscal year ended December 31, 1999;

in order to be eligible to file this registration statement on Form S-3.

You may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http://www.lhs.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     .    Our Report on Form 6-K/A filed September 9, 1999;

     . Our Current Report on Form 8-K filed May 22, 2000, as amended by Form 8-K/A filed May 25, 2000 and Form 8-K/A/2 filed June 30, 2000;

     . Our Current Report on Form 8-K filed June 22, 2000 as amended by Form 8-K/A filed August 21, 2000;

     . Our Annual Report on Form 10-K for the year ended December 31, 1999 filed June 30, 2000;

     . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed June 30, 2000;

     . Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 14, 2000 as amended by Form 10-Q/A filed on August 22, 2000;

     . The description of our common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, dated November 30, 1995.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering to which this prospectus relates.

We will provide at no cost to each person, including a beneficial owner, to whom a prospectus is delivered, a copy of any and all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. To receive any such information please contact us by writing or telephoning us at the following address:

               Lernout & Hauspie Speech Products USA, Inc.
               52 Third Avenue
               Burlington, MA  01803-4414
               Tel: (781) 203-5000
               Attn: Investor Relations

You should rely only on the information contained in this document (or any supplement) or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

We estimate that the proceeds that we will receive from the sale of our common stock will be approximately $238 million, assuming an offering price of $33.125 per share and after deducting our estimated offering expenses.

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock for repayment of debt and working capital.

On May 5, 2000, we acquired Dictaphone Corporation. In connection with that acquisition we were required to assume or refinance approximately $430 million of Dictaphone debt and other obligations. These Dictaphone obligations included $200 million of senior subordinated notes, bearing interest at the rate of 11 3/4% per year, a bank facility of approximately $165 million and redeemable preferred stock of approximately $27 million. Dresdner Bank Luxembourg S.A., Deutsche Bank N.V., Artesia Banking Corporation N.V., KBC Bank N.V. and Fortis Bank N.V. collectively provided a total of $430 million in financing in connection with the acquisition. The acquisition financing consisted of a $200 million short-term debt facility due March 31, 2001 which bears interest at LIBOR plus 100 basis points and a $230 million five year declining balance facility which bears interest at LIBOR plus 175 basis points.

Initial funding of $200 million under the short term facility and $30 million under the five year facility was used to repay Dictaphone's existing bank debt and the outstanding preferred stock, to satisfy other obligations in connection with the acquisition and to cover closing costs. Since the closing of that acquisition, we have borrowed an additional $55 million under the five year facility for redemption of approximately $41.5 million of Dictaphone's senior subordinated notes that were put to Dictaphone by the noteholders at 101% of par following our acquisition of Dictaphone and for interest due on the redeemed senior subordinated notes and the remaining outstanding senior subordinated notes.

The $145 million remaining committed amount of the five year facility will be available to partially cover our redemption of the remaining balance of Dictaphone's senior subordinated notes, should we elect to do so and for general corporate purposes. These notes are redeemable by Dictaphone, at its option, at a declining rate beginning at 105.875% of par commencing in August 2000.

The terms of our bank credit facilities provide that we must use the cash proceeds of any sale of equity to prepay amounts outstanding under the short term facility, provided that an aggregate of $50,000,000 in cash proceeds of any sales of equity made during the term of the short term facility may be used by us for other purposes. Since we entered into the credit facility through August 1, 2000, we have received net proceeds in the sale of our common stock in the aggregate amount of $20.5 million, the proceeds of which we used for purposes other than prepayment of the short term facility. As a result, unless otherwise consented to by our lenders, no more than $29.5 million of the net proceeds of this offering, less any other funds that we may raise through the sale of our equity securities, may be used by us for purposes other than repayment of the short term facility, until the remaining balance of the short term facility is paid in full.

Pending the use of the net proceeds, we intend to invest the net proceeds from the sale of our common stock in short-term, investment grade, interest-bearing instruments.

                              PLAN OF DISTRIBUTION

We may offer the common stock:

     .    directly to institutional investors or other purchasers;

     .    to or through underwriters;

     .    through dealers, agents or institutional investors; or

     .    through a combination of such methods.

Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     .    the identity of any dealers or agents who purchase the common stock;

     . the material terms of the distribution, including the number of shares sold and the consideration paid;

     . the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     . the terms of any identification provisions, including indemnification from liabilities under the federal securities laws;

     . the intention of an underwriter, dealer or agent to engage in passive market making transactions as permitted by Rule 103 of Regulation M; and

     . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

Any shares of common stock sold pursuant to this prospectus will be listed on the Nasdaq National Market and EASDAQ, subject to official notice of issuance. In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

We are a Belgian corporation. Most of our officers and directors and experts are not residents of the United States. All or a substantial portion of the assets belonging to these individuals are located outside the United States. A substantial portion of our assets are located in Belgium and other foreign countries. As a result, it may not be possible for you to effect service of process within the United States on us or most of our officers or directors or experts. It is possible that a Belgian court would not enforce liabilities upon us or our officers and directors in original actions predicated solely upon the federal securities laws of the United States. You also may not be able to enforce judgments of United States courts in Belgium that are based on the civil liability provisions of the federal securities laws of the United States. Enforcing judgments of United States courts in Belgium might be successful only if a Belgian court confirms that the judgment of the United States court is substantively correct and is satisfied:

     . that the judgment is not contrary to the principles of public policy in Belgium or rules of Belgian public law;

     .    that the judgment did not violate the rights of the defendant;

     . that the judgment is not subject to further appeal under United States law;

     . that the United States court did not accept its jurisdiction solely on the

     .    basis of the nationality of the plaintiff; and

     .    as to the authenticity of the text of the judgment submitted to it.

                                 LEGAL MATTERS

For the purpose of this offering, Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts, our U.S. counsel, may pass upon U.S. legal matters in connection with the offering. Loeff Claeys Verbeke, Brussels, Belgium, our Belgian counsel, is giving an opinion as to the validity of the common stock. A member of Brown, Rudnick, Freed & Gesmer, holds 90,000 shares of our common stock. An entity controlled by a partner of Loeff Claeys Verbeke, holds 39,864 shares of common stock and holds a minority interest in L&H Holding N.V.


                                    EXPERTS

Our consolidated financial statements of as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been incorporated in this prospectus by reference in reliance on the report of Klynveld Peat Marwick Goerdeler Bedrijfsrevisoren, independent public accountants, appearing in our Annual Report on Form 10-K for the year ended December 31, 1999 and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Brussels Translation Group N.V. as of December 31, 1998 and December 31, 1997 and for the twenty-two month period and the twelve month period ended December 31, 1998 and the ten month period ended December 31, 1997, appearing in our Form 6-K/A filed with the SEC September 9, 1999 which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young Reviseurs d'Entreprises S.C.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated in the prospectus by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Dictaphone Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999 incorporated by reference (from the Annual Report on Form 10-K of Dictaphone Corporation and subsidiaries for the fiscal year ended December 31, 1999) into our Form 8-K/A filed with the SEC May 25, 2000 which is referred to and made a part of this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated in the prospectus by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The audited consolidated balance sheets of Dragon Systems, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999 appearing in our Current Report on Form 8-K/A filed with the SEC on August 21, 2000, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.




                                                          LERNOUT & HAUSPIE
                                                        SPEECH PRODUCTS N.V.

                                                            $250,000,000

                                                            Common Stock



                                                             PROSPECTUS

                                                           __________, 2000








               TABLE OF CONTENTS                    Page

Explanatory Note...............................       2

Special Note Regarding Forward-Looking
 Statements....................................       2


Summary........................................       3

Risk Factors...................................       5

Where You Can Find More Information............      18

Use of Proceeds................................      20

Plan of Distribution...........................      21

Service and Enforcement of Legal Process.......      21

Legal Matters..................................      23

Experts........................................      23

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby. All amounts are estimated except the SEC filing fee. Costs of issuance and distribution will be borne by the Registrant as follows:

        SEC Registration Fee....................................     $ 66,000
        Accounting Fees and Expenses............................       10,000*
        Legal Fees and Expenses.................................       20,000*
        Miscellaneous...........................................        5,000*
                                                                     --------
             Total..............................................     $101,000
____________
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Belgian law, directors and the statutory auditor may be liable for damages to us, a trustee in bankruptcy and third parties in case of improper performance of their duties, violation of our Restated Articles of Association or the Companies Act, or tortious misconduct. Under certain circumstances, directors may also be criminally liable. One or more stockholders holding at least one percent of our common stock (approximately 1,410,000 shares) or holding shares representing a fractional value in our capital of at least BEF
50.0 million can, under certain conditions provided in the Companies Act, sue the directors and the statutory auditor derivatively on behalf of us.

  A simple majority of the stockholders at a duly convened stockholders meeting may discharge directors and the statutory auditor from liability to us relating to the performance of their respective duties after the presentation of a management report and the annual accounts by our directors and presentation of the statutory auditors' report to our stockholders. This discharge prohibits stockholders from bringing derivative suits on behalf of us on such grounds. A general discharge of director or auditor liability does not relieve such persons from liability to third parties or for violations of the Companies Act or the Restated Articles of Association. Violations of the Restated Articles of Association may only be discharged if specifically identified by the stockholders. Notwithstanding a general discharge, directors and auditors may be held liable for willful misconduct and fraud in the performance of their duties for us.

  Our Restated Articles of Association include provisions permitting us to indemnify our directors and officers to the fullest extent permitted by Belgian law. We plan to enter into an indemnification agreement with each of our directors, future directors and certain of our officers. Generally, each indemnification agreement attempts to provide the maximum protection permitted by Belgian law with respect to the indemnification of the director or officer. The indemnification agreements will provide that we will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding (excluding actions by us or in our name, i.e. derivative suits) where the individual's involvement is by reason of the fact that he is or was a director of officer. Such amounts include, to the maximum extent permitted by law, attorneys fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith in the reasonable belief that his action was in our best interest.

  We also maintain directors' and officers' liability insurance.

ITEM 16. EXHIBITS

       Exhibit
       Number
       ------
       2.01  Agreement and Plan of Merger, dated as of March 7, 2000, by and among the Registrant,
             Dark Acquisition Corp., and Dictaphone Corporation (filed as Exhibit 2.01 to the Current
             Report on Form 8-K of the Registrant filed on May 22, 2000).
       2.02  Asset Purchase Agreement, dated as of May 19, 1999, between the Registrant, a Fonix
             Corporation and Fonix/ASI Corporation.**
       2.03  Stock Purchase Agreement, dated as of September 9, 1999, by and among the Registrant,
             Bumil Information and Communication Co., Ltd. and Ju-Chul Seo, for the purchase of Bumil
             Information and Communication Co., Ltd.**
       2.04  Assets For Cash Purchase Agreement, dated as of December 22, 1999, and amended on January
             20, 2000, between the Registrant and OmniMed Transcription, Inc., certain principal stockholders of OmniMed Transcription, Inc. and L&H Medical Transcription USA, Inc.**
       2.05  Asset Purchase Agreement, dated as of May 23, 2000, between the Registrant and Rodeer
             Systems, Inc.**
       2.06  Agreement and Plan of Merger, dated as of March 27, 2000, and Amendment No. 1 dated May
             25, 2000, between the Registrant, Dragon Systems, Inc., L&H Holdings USA, Inc. and
             certain Principal Stockholders of Dragon Systems, Inc. (filed as Exhibit 2.1 and 2.2 to the Current Report on Form 8-K of the Registrant filed on June 22, 2000 (the "June 22,
             2000 8-K").
       2.07  Agreement and Plan of Merger, dated July 20, 1998, between the Registrant, Beach
             Acquisition Corporation and Globalink, Inc. (filed as Exhibit 1 to the Registrant's
             Amendment No. 1 to its Form 13-D filed August 3, 1998 with respect to Globalink, Inc.).
       2.08  Agreement for the acquisition of Dictation Consortium, dated May 29, 1998 (filed as
             Exhibit 2.16 to the Registrant's Form F-3 filed August 19, 1998 (Registration No.
             333-9306)).***
       2.09  Agreement for the acquisition of Brussels Translation Group N.V. dated June 23, 1999
             (filed as Exhibit 2.20 to the Registrant's Form 20-F for the year ended December 31, 1998
             (the "1998 Form 20-F")).***
       4.01  Specimen Registered Certificate of Common Stock (filed as Exhibit 4.01 to the
             Registrant's Registration Statement on Form F-1, filed November 30, 1995 (Registration
             No. 33-97928) (the "1995 Form F-1")).
       4.02  Specimen Bearer Certificate of Common Stock (filed as Exhibit 4.02 to the 1995 Form F-1).
       4.03  Description of Capital Stock (included in the Registrant's Restated Articles of
             Association filed as Exhibit 3.01 to the Registrant's Form 20-F for the year ended
             December 31, 1999).
       4.04  Indenture, dated as of November 20, 1996, between the Registrant and United States Trust
             Company of New York, including form of Note (filed as Exhibit 4.05 to the Registrant's
             Registration Statement on Form F-3, filed February 18, 1997 (Registration No. 333-6468)
             (the "1997 Form F-3")).
       4.05  Specimen Form of Note (filed as part of Exhibit 4.04 to the 1997 Form F-3).
       4.06  Registration Rights Agreement, dated as of November 10, 1996, among the Registrant,
             Lehman Brothers, Inc., Hambrecht & Quist, Cowen & Company and Banque Indosuez (filed as
             Exhibit 4.07 to the Registrant's 1997 Form F-3).
       4.07  Share Purchase Agreement between Gesellschaft fur Multilinguale Systeme GmbH and the
             Registrant (filed as Exhibit 4.11 to the Registrant's Registration Statement on Form F-4,
             filed May 30, 1997 (Registration No. 333-6982)).
       4.08  Warrant Agreement between the Registrant and Shoreline Pacific (filed as Exhibit 4.16 to the Registrant's Registration Statement on Form F-3, filed July 21, 1997 (Registration
             No. 333-7292)).
       4.09  Subscription Agreement between the Registrant and Intel Atlantic, Inc. (filed as Exhibit
             10.45 to the Registrant's 1998 Form 20-F).
       4.10  Registration Rights Agreement, dated April 14, 1998, relating to sale of Common Stock by
             L&H Holding Control Group (filed as Exhibit 4.23 to the Registrant's Form 20-F for the year ended December 31, 1997).

       Exhibit
       Number
       -------
       4.11  Guarantee Agreement, dated May 27, 1998, between the Registrant and Wilmington Trust
             Company (filed as Exhibit 4.24 to the Registrant's Form F-3, filed June 9, 1998
             (Registration No. 333-8922) (the "1998 Form F-3")).
       4.12  Multiple Series Indenture, dated May 27, 1998, between the Registrant and Wilmington
             Trust Company (filed as Exhibit 4.25 to the 1998 Form F-3).
       4.13  First Supplemental Indenture, dated May 27, 1998, between the Registrant and Wilmington
             Trust Company (filed as Exhibit 4.26 to the 1998 Form F-3).
       4.14  Registration Rights Agreement, dated May 27, 1998 (filed as Exhibit 4.27 to the 1998 Form
             F-3).
       4.15  Amended and Restated Declaration of Trust of the Registrant's Delaware Trust, dated May
             27, 1998 (filed as Exhibit 4.28 to the 1998 Form F-3).
       4.16  Registration Rights Agreement, dated July 17, 1998, relating to sale of Common Stock by
             L&H Holding Control Group (filed as Exhibit 2 to the Registrant's Form 6-K filed
             September 28, 1998).
       4.17  Registration Rights Agreement, dated as of May 5, 2000, by and among the Registrant,
             Stonington Holdings, LLC, Mellon Bank, N.A., as Trustee for the Bell Atlantic Master
             Trust, Merrill Lynch KECALP, L.P. 1994, John Duerden, Robert G. Schwager, Joseph
             Skrzypczak, Ronald Elwell, Thomas Hodge, Daniel Hart and Egon Jungheim (filed as Exhibit
             4.1 to the Registrant's Amendment to its Current Report on Form 8-K/A filed on May 25,
             2000).
       4.18  Stockholders' Agreement, dated as of May 5, 2000, by and among the Registrant, Stonington
             Holdings, LLC, LEHA, L&H Holding N.V., L&H Holding III, Oldco N.V. and L&H Investment
             Company (filed as Exhibit 4.2 to the Current Report on Form 8-K of the Registrant filed on May 22, 2000).
       4.19  Registration Rights Agreement, dated as of June 7, 2000,by and among the Registrant, L&H
             Holdings USA, Inc., Dragon Systems, Inc., Janet M. Baker and Seagate Technology, Inc. on
             behalf of the Principal Stockholders of Dragon Systems, Inc. (filed as Exhibit 4.1 to the
             June 22, 2000 8-K)
       4.20  Stockholders' Agreement, dated as of June 7, 2000, by and between the Registrant, LEHA,
             L&H Holding N.V., L&H Holding III, Oldco N.V., L&H Investment Company, JK Baker LLC, JM
             Baker LLC, Seagate LLC, Roth Special LLC, CFB Gilbert LLC, RGB Rumpole LLC, James K.
             Baker, Janet M. Baker, Robert Roth, Seagate Technology, Inc., The Paul G. Bamberg Trust,
             The Cherry F. Bamberg Trust (filed as Exhibit 4.2 to the June 22, 2000 8-K).
       5.01  Legal Opinion of Loeff Claeys Verbeke*
      23.01  Consent of Klynveld Peat Marwick Goerdeler Bedrijfsrevisoren.*
      23.02  Consent of Loeff Claeys Verbeke (contained in Exhibit 5.01 hereof)
      23.03  Consent of Brown, Rudnick, Freed & Gesmer*
      23.04  Consent of Ernst & Young Reviseurs d'Entreprises*
      23.05  Consent of Deloitte & Touche LLP*
      23.06  Consent of Arthur Andersen LLP*
      24.01  Power of Attorney (contained on pages II-6 and II-7 hereof)

-----------------
*   Filed herewith.
** Incorporated by reference to the Exhibit of the same number filed on the Registrant's Form 20-F for the year ended December 31, 1999.
*** Translated in full or summary version; the original language version is on file with the Registrant and is available upon request.

ITEM 17.  UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered ) and any deviation from the low or high end of the estimated maximum offering ranges may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)  Not applicable.

  (d)  Not applicable.

  (e)  Not applicable.

  (f)  Not applicable.

  (g)  Not applicable.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (i) The undersigned Registrant undertakes that:

     (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (j)  Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ieper, Belgium, on August 25, 2000.

                                    LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.


                                    By: /s/  John Duerden
                                        ---------------------
                                        John Duerden
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gaston Bastiaens, Jo Lernout and Pol Hauspie, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                   Signature                                       Title                                 Date
------------------------------------------------  ---------------------------------------  ---------------------------------

       /s/ John Duerden                           President and Chief Executive Officer             August 25, 2000
------------------------------------------------  (Principal Executive Officer)
       John Duerden

       /s/ Carl Dammekens                         Chief Financial Officer, Senior Vice              August 25, 2000
------------------------------------------------  President of Finance (Principal
       Carl Dammekens                             Accounting and Principal Financial
                                                  Officer)


       /s/ Jo Lernout                             Co-Chairman of the Board and Managing            August 25, 2000
------------------------------------------------  Director
       Jo Lernout

       /s/ Pol Hauspie                            Co-Chairman of the Board and Managing             August 25, 2000
------------------------------------------------  Director
       Pol Hauspie

       /s/ Nico Willaert                          Vice Chairman and Managing Director               August 25, 2000
------------------------------------------------
       Nico Willaert

       /s/ Gaston Bastiaens                       Director                                          August 25, 2000
------------------------------------------------
       Gaston Bastiaens

                                                  Director                                          August __, 2000
------------------------------------------------
       Dirk Cauwelier

                                                  Director                                          August __, 2000
------------------------------------------------
       Fernand Cloet

                                                  Director                                          August __, 2000
------------------------------------------------
       Jan Coene


    /s/ Marc G. H. DePauw                         Director                                          August 25, 2000
------------------------------------------------
    Marc G. H. De Pauw

    /s/ Hubert Detremmerie                        Director                                          August 25, 2000
------------------------------------------------
    Hubert Detremmerie

    /s/ Albert J. Fitzgibbons, III                Director                                          August 25, 2000
------------------------------------------------
    Albert J. Fitzgibbons, III

    /s/ Roel Pieper                               Vice Chairman                                     August 25, 2000
------------------------------------------------
    Roel Pieper


RDV SECURITIES N.V., represented by
Erwin Vandendriessche
                                                                                                    August 25, 2000
    /s/ Erwin Vandendriessche                     Director
------------------------------------------------
    Erwin Vandendriessche

    /s/ Alex Vieux                                Director                                          August 25, 2000
------------------------------------------------
    Alex Vieux

    /s/ Gerard Van Acker                          Director                                          August 25, 2000
------------------------------------------------
    Gerard Van Acker

                                                  Director                                          August __, 2000
------------------------------------------------
    Bernard Vergnes

    /s/ Francis Vanderhoydonck                    Director                                          August 25, 2000
------------------------------------------------
    Francis Vanderhoydonck

                                 EXHIBIT INDEX


Exhibit
Number
--------
 2.01  Agreement and Plan of Merger, dated as of March 7, 2000, by and among the Registrant,
       Dark Acquisition Corp., and Dictaphone Corporation (filed as Exhibit 2.01 to the Current
       Report on Form 8-K of the Registrant filed on May 22, 2000).
 2.02  Asset Purchase Agreement, dated as of May 19, 1999, between the Registrant, a Fonix
       Corporation and Fonix/ASI Corporation.**
 2.03  Stock Purchase Agreement, dated as of September 9, 1999, by and among the Registrant,
       Bumil Information and Communication Co., Ltd. and Ju-Chul Seo, for the purchase of Bumil
       Information and Communication Co., Ltd.**
 2.04  Assets For Cash Purchase Agreement, dated as of December 22, 1999, and amended on January
       20, 2000, between the Registrant and OmniMed Transcription, Inc., certain principal stockholders of OmniMed Transcription, Inc. and L&H Medical Transcription USA, Inc.**
 2.05  Asset Purchase Agreement, dated as of May 23, 2000, between the Registrant and Rodeer
       Systems, Inc.**
 2.06  Agreement and Plan of Merger, dated as of March 27, 2000, and Amendment No. 1 dated May
       25, 2000, between the Registrant, Dragon Systems, Inc., L&H Holdings USA, Inc. and
       certain Principal Stockholders of Dragon Systems, Inc. (filed as Exhibit 2.1 and 2.2 to the Current Report on Form 8-K of the Registrant filed on June 22, 2000 (the "June 22,
       2000 8-K").
 2.07  Agreement and Plan of Merger, dated July 20, 1998, between the Registrant, Beach
       Acquisition Corporation and Globalink, Inc. (filed as Exhibit 1 to the Registrant's
       Amendment No. 1 to its Form 13-D filed August 3, 1998 with respect to Globalink, Inc.).
 2.08  Agreement for the acquisition of Dictation Consortium, dated May 29, 1998 (filed as
       Exhibit 2.16 to the Registrant's Form F-3 filed August 19, 1998 (Registration No.
       333-9306)).***
 2.09  Agreement for the acquisition of Brussels Translation Group N.V. dated June 23, 1999
       (filed as Exhibit 2.20 to the Registrant's Form 20-F for the year ended December 31, 1998
       (the "1998 Form 20-F")).***
 4.01  Specimen Registered Certificate of Common Stock (filed as Exhibit 4.01 to the
       Registrant's Registration Statement on Form F-1, filed November 30, 1995 (Registration
       No. 33-97928) (the "1995 Form F-1")).
 4.02  Specimen Bearer Certificate of Common Stock (filed as Exhibit 4.02 to the 1995 Form F-1).
 4.03  Description of Capital Stock (included in the Registrant's Restated Articles of
       Association filed as Exhibit 3.01 to the Registrant's Form 20-F for the year ended
       December 31, 1999).
 4.04  Indenture, dated as of November 20, 1996, between the Registrant and United States Trust
       Company of New York, including form of Note (filed as Exhibit 4.05 to the Registrant's
       Registration Statement on Form F-3, filed February 18, 1997 (Registration No. 333-6468)
       (the "1997 Form F-3")).
 4.05  Specimen Form of Note (filed as part of Exhibit 4.04 to the 1997 Form F-3).
 4.06  Registration Rights Agreement, dated as of November 10, 1996, among the Registrant,
       Lehman Brothers, Inc., Hambrecht & Quist, Cowen & Company and Banque Indosuez (filed as
       Exhibit 4.07 to the Registrant's 1997 Form F-3).
 4.07  Share Purchase Agreement between Gesellschaft fur Multilinguale Systeme GmbH and the
       Registrant (filed as Exhibit 4.11 to the Registrant's Registration Statement on Form F-4,
       filed May 30, 1997 (Registration No. 333-6982)).
 4.08  Warrant Agreement between the Registrant and Shoreline Pacific (filed as Exhibit 4.16 to the Registrant's Registration Statement on Form F-3, filed July 21, 1997 (Registration
       No. 333-7292)).
 4.09  Subscription Agreement between the Registrant and Intel Atlantic, Inc. (filed as Exhibit
       10.45 to the Registrant's 1998 Form 20-F).
 4.10  Registration Rights Agreement, dated April 14, 1998, relating to sale of Common Stock by
       L&H Holding Control Group (filed as Exhibit 4.23 to the Registrant's Form 20-F for the year ended December 31, 1997).


Exhibit
Number
--------
 4.11  Guarantee Agreement, dated May 27, 1998, between the Registrant and Wilmington Trust
       Company (filed as Exhibit 4.24 to the Registrant's Form F-3, filed June 9, 1998
       (Registration No. 333-8922) (the "1998 Form F-3")).
 4.12  Multiple Series Indenture, dated May 27, 1998, between the Registrant and Wilmington
       Trust Company (filed as Exhibit 4.25 to the 1998 Form F-3).
 4.13  First Supplemental Indenture, dated May 27, 1998, between the Registrant and Wilmington
       Trust Company (filed as Exhibit 4.26 to the 1998 Form F-3).
 4.14  Registration Rights Agreement, dated May 27, 1998 (filed as Exhibit 4.27 to the 1998 Form
       F-3).
 4.15  Amended and Restated Declaration of Trust of the Registrant's Delaware Trust, dated May
       27, 1998 (filed as Exhibit 4.28 to the 1998 Form F-3).
 4.16  Registration Rights Agreement, dated July 17, 1998, relating to sale of Common Stock by
       L&H Holding Control Group (filed as Exhibit 2 to the Registrant's Form 6-K filed
       September 28, 1998).
 4.17  Registration Rights Agreement, dated as of May 5, 2000, by and among the Registrant,
       Stonington Holdings, LLC, Mellon Bank, N.A., as Trustee for the Bell Atlantic Master
       Trust, Merrill Lynch KECALP, L.P. 1994, John Duerden, Robert G. Schwager, Joseph
       Skrzypczak, Ronald Elwell, Thomas Hodge, Daniel Hart and Egon Jungheim (filed as Exhibit
       4.1 to the Registrant's Amendment to its Current Report on Form 8-K/A filed on May 25,
       2000).
 4.18  Stockholders' Agreement, dated as of May 5, 2000, by and among the Registrant, Stonington
       Holdings, LLC, LEHA, L&H Holding N.V., L&H Holding III, Oldco N.V. and L&H Investment
       Company (filed as Exhibit 4.2 to the Current Report on Form 8-K of the Registrant filed on May 22, 2000).
 4.19  Registration Rights Agreement, dated as of June 7, 2000,by and among the Registrant, L&H
       Holdings USA, Inc., Dragon Systems, Inc., Janet M. Baker and Seagate Technology, Inc. on
       behalf of the Principal Stockholders of Dragon Systems, Inc. (filed as Exhibit 4.1 to the
       June 22, 2000 8-K)
 4.20  Stockholders' Agreement, dated as of June 7, 2000, by and between the Registrant, LEHA,
       L&H Holding N.V., L&H Holding III, Oldco N.V., L&H Investment Company, JK Baker LLC, JM
       Baker LLC, Seagate LLC, Roth Special LLC, CFB Gilbert LLC, RGB Rumpole LLC, James K.
       Baker, Janet M. Baker, Robert Roth, Seagate Technology, Inc., The Paul G. Bamberg Trust,
       The Cherry F. Bamberg Trust (filed as Exhibit 4.2 to the June 22, 2000 8-K).
 5.01  Legal Opinion of Loeff Claeys Verbeke*
23.01  Consent of Klynveld Peat Marwick Goerdeler Bedrijfsrevisoren.*
23.02  Consent of Loeff Claeys Verbeke (contained in Exhibit 5.01 hereof)
23.03  Consent of Brown, Rudnick, Freed & Gesmer*
23.04  Consent of Ernst & Young Reviseurs d'Entreprises*
23.05  Consent of Deloitte & Touche LLP*
23.06  Consent of Arthur Andersen LLP*
24.01  Power of Attorney (contained on pages II-6 and II-7 hereof)

-----------------
*   Filed herewith.
** Incorporated by reference to the Exhibit of the same number filed on the Registrant's Form 20-F for the year ended December 31, 1999.
*** Translated in full or summary version; the original language version is on file with the Registrant and is available upon request.

                                      E-2